STATE of DELAWARE CERTIFICATE of TRUST

This Certificate of Trust (this “Certificate”), executed by the undersigned Trustee, is filed in accordance with the provisions of the Treatment of Delaware Statutory Trusts (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.	The name of the trust is: USCA All Terrain Fund (the “Trust”).

2.	The name and address of the Registered Agent in the State of Delaware is:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

3.
The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	This Certificate is effective upon filing.

5.
The Trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the USCA All Terrain Fund, has executed this Certificate on this 13th day of January, 2015.

/s/Theodore R. Franzese
Theodore R. Franzese
Sole Trustee